                     SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


 [X]  Filed by the Registrant
 [ ]  Filed by a party other than the Registrant

Check the appropriate box:
    [ ]  Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only [as permitted by Exchange Act Rule 14(a)-6(e)(2)]
    [X]  Definitive Proxy Statement
    [ ]  Definitive Additional Material
    [ ]  Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12



                            OSTEX INTERNATIONAL, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




Payment of Filing Fee:

    [X]  No fee required.
    [ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2),
         or Item 22(a)(2) of Schedule 14A.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:


  Title of Each Class of    Aggregate Number of     Per Unit Price or Other Underlying      Proposed Maximum    Total
   Securities to Which      Securities to Which   Value of Transaction Computed Pursuant   Aggregate Value of    Fee
   Transaction Applies      Transaction Applies          To Exchange Act Rule 0-11             Transaction       Paid
   -------------------      -------------------          -------------------------             -----------       ----
            -                        -                               -                              -              -



    [ ]  Fee paid previously with written preliminary materials.


    [ ]  Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
         (1)  Amount previously paid:
         (2)  Form, schedule or registration statement number:
         (3)  Filing party:
         (4)  Date filed:

                                [OSTEX LOGO OMITTED]




                            OSTEX INTERNATIONAL, INC.
                        2203 Airport Way South, Suite 400
                            Seattle, Washington 98134



                                 March 31, 1998


Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Ostex International, Inc. to be held on Monday, May 18, 1998, at 9:00 a.m. at the Museum of History & Industry, located at 2700 24th Avenue East, McCurdy Park, Seattle, Washington.

         The matters to be acted upon are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. At the Annual Meeting, we will also report on Ostex's operations and respond to any questions you may have.

         Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED
POSTAGE-PREPAID ENVELOPE. Returning the enclosed proxy will not affect your right to revoke it later or to vote your shares in person if you attend the Annual Meeting.

                                Very truly yours,

                                /S/ THOMAS A. BOLOGNA

                                Thomas A. Bologna
                                PRESIDENT AND CHIEF EXECUTIVE OFFICER

                            OSTEX INTERNATIONAL, INC.
                        2203 Airport Way South, Suite 400
                            Seattle, Washington 98134

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 18, 1998


To the Shareholders of Ostex International, Inc.:

         The Annual Meeting of the Shareholders of Ostex International, Inc., a Washington Corporation (the "Company") will be held at the Museum of History &
Industry, located at 2700 24th Avenue East, McCurdy Park, in Seattle, Washington, on May 18, 1998, at 9:00 a.m. If you would like directions, please visit the Company's website at http://www.ostex.com or call the Company at (206) 292-8082. The Annual Meeting is held for the following purposes:

         1. To elect four directors to the Company's Board of Directors for the term described in the attached Proxy Statement; and

         2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

         3. To transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The record date for the Annual Meeting is March 27, 1998. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

                                    By Order of the Board of Directors


                                    /S/ ROBERT M. LITTAUER

                                   Robert M. Littauer
                                   SECRETARY

Seattle, Washington
March 31, 1998



         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU SHOULD ATTEND THE ANNUAL MEETING.

                    OSTEX INTERNATIONAL, INC. PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 18, 1998
                       ----------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         This enclosed proxy is solicited on behalf of the Board of Directors of Ostex International, Inc., a Washington corporation (the "Company"), to be voted at the Company's 1998 Annual Meeting of Shareholders (the "Annual Meeting"), to be held at 9:00 a.m. on Monday, May 18, 1998, at the Museum of History & Industry, located at 2700 24th Avenue East, McCurdy Park, in Seattle, Washington, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. Any shareholder requiring directions to the Museum of History & Industry should call the Company at (206) 292-8082 or visit the Company's website at http://www.ostex.com.

         This Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about April 3, 1998.

VOTING AND OUTSTANDING SHARES

         Only holders of record of Company common stock, $0.01 par value (the "Common Stock"), at the close of business on March 27, 1998 are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on March 27, 1998, there were outstanding and entitled to vote 12,696,250 shares of Common Stock. Shareholders of record on such date are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.

         The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum at the Annual Meeting. Under Washington law and the Company's Articles of Incorporation, assuming the presence of a quorum, the election of the Company's directors requires a plurality of votes cast.

         Abstentions and "broker nonvotes" (shares by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence of a quorum. For the election of directors, an abstention from voting and broker nonvotes will not be counted either in favor of or against the nominees since the election of director's is a discretionary matter being considered at the Annual Meeting, there will be no broker nonvotes on this matter.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2203 Airport Way South, Suite 400, Seattle, Washington 98134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.
Attendance at the Annual Meeting will not, by itself, revoke a proxy.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies, including preparing, printing and mailing this Proxy Statement, the proxy and any additional information furnished to shareholders. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date. The Company will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. In addition to mailing this Proxy Statement and the accompanying proxy card, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person or by telephone, telegraph or facsimile transmission.

                                   PROPOSAL 1:
                 ELECTION OF DIRECTORS AND DIRECTOR INFORMATION

         The Company's Articles of Incorporation (the "Articles") divide the Board of Directors into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors. The members of each class are elected to serve for a three-year term and until the election and qualification of their successors. At each annual meeting of shareholders, one class of the Board of Directors is elected and directors in the other classes remain in office until their respective three-year terms expire. Under the Company's Amended and Restated Bylaws, the Board of Directors is to be comprised of no more than ten members and no fewer than three members, the exact number of which shall be set by the Board of Directors from time to time.
The Board of Directors currently consists of eight directors.

         At the Annual Meeting, shareholders will be asked to elect three directors to the class whose term of office will expire at the year 2001 annual meeting of shareholders (the "Class 1" Directors), and one director to the class whose term of office will expire at the 1999 annual meeting of shareholders (the "Class 2" Directors). The nominees for election as directors in Class 1 are Thomas A. Bologna, Elisabeth L. Evans, M.D., and Gregory D. Phelps. The nominee for election as director in Class 2 is John H. Trimmer. Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of Messrs. Bologna and Phelps and Dr. Evans to serve as Class 1 Directors and Mr. Trimmer to serve as a Class 2 Director. All nominees have agreed to serve if elected and management has no reason to believe that they will be unable to serve, but if any are not able to serve, it is intended that the proxies will be voted for the election of such nominee as designated by the Board of Directors to fill any such vacancy.

INFORMATION ABOUT THE DIRECTOR NOMINEES

       THOMAS A. BOLOGNA (age 49) has been a Director, President and Chief Executive Officer of the Company since July 1997. From January 1996 until
July 1997, Mr. Bologna was a principal in Healthcare Venture Associates, a consulting firm. From January 1994 to January 1996 Mr. Bologna was President and Chief Executive Officer for Scriptgen Pharmaceuticals, Inc., a biotechnology company with proprietary drug screening technology that is developing orally active drugs to regulate gene expression, and from July 1987 to January 1994 was the Chairman of the Board of Directors, President and Chief Executive Officer of Gen-Probe Incorporated, a biotechnology company commercializing genetic-probe-based technology for diagnostic and therapeutic applications. Mr. Bologna serves on the Board of Directors for Biostar, Inc. and Prolinx, Inc. Mr. Bologna received an M.B.A. and a B.S. from New York University.

         ELISABETH L. EVANS, M.D. (age 50) has been a Director of Ostex since June 1997 and currently serves on the Audit Committee of the Board of Directors. Since 1987, Dr. Evans has been in private practice in obstetrics and gynecology at Overlake Obstetricians and Gynecologists, and from 1992 to 1994 served as Section Chief, Department of Obstetrics and Gynecology at Overlake Hospital Medical Center. Dr. Evans previously served as a Staff Physician, Department of Obstetrics and Gynecology, Kaiser Permanente, Portland, Oregon; as the Senior Staff and Division Head, Department of Gynecology and Obstetrics, Henry Ford Hospital, Detroit, Michigan; and as a Clinical Instructor at the University of Michigan Medical Center, Ann Arbor, Michigan. Dr. Evans received an M.D. from the University of Washington School of Medicine and a B.A. from Wellesley College.

         GREGORY D. PHELPS (age 49) has been a Director of the Company since November 1995 and currently serves on the Compensation Committee of the Board of Directors. Mr. Phelps was an executive officer of Genzyme Corporation, a biotechnology company, from 1991 to 1997, most recently serving as Executive Vice President. From 1988 to 1990, Mr. Phelps served as President and Chief Executive Officer of Viagene, Inc., a biotechnology company focusing on development of gene therapies for viral diseases and cancers, and from 1986 to 1988, Mr. Phelps served as President and Chief Executive Officer of ZymoGenetics, Inc., a company developing biotherapeutic products. His career also includes management positions from 1975 to 1986 with Baxter International, a healthcare company, where he was Vice President of the Hyland Therapeutics Division. Mr. Phelps received an M.B.A. from Harvard Business School and a B.S. from Bradley University.

         JOHN H. TRIMMER (age 46) has been a Director of the Company  since
June 1997 and currently serves on the Audit Committee of the Board of Directors. Mr. Trimmer served as Chairman, President and Chief Executive Officer from 1992 to 1994 at National Diagnostic Systems, a managed care company focused on the management of clinically appropriate diagnostic imaging services; from 1985 to 1989 as President and Chief Operating Officer of American Biodyne, Inc., a managed care company focused on the delivery and management of clinically appropriate mental health services; and from 1984 to 1985 as President of TMS, Inc., a private management consulting firm providing services to health care venture businesses. His career also includes positions with American Medical Systems, Inc., Hospital Business, and Booz, Allen & Hamilton. Mr. Trimmer received an M.B.A. from the University of Chicago and a B.A. from Harvard University.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

INFORMATION ABOUT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

DIRECTOR WHOSE TERM EXPIRES IN 1999

         THOMAS J. CABLE (age 58) has been a Director of the Company since 1989 and currently serves on the Compensation Committee of the Board of Directors. Mr. Cable was co-founder and partner of Cable & Howse Ventures, Inc., a venture management company founded in 1979. Mr. Cable was also co-founder and, from 1982 to 1985, a partner in Cable Howse & Ragen, a Seattle investment banking and brokerage firm now known as Ragen MacKenzie. Mr. Cable is a founder and current Chairman of the Washington Research Foundation and serves on the Board of Directors of Fischer Imaging, EndoSonics, Molecular Simulations, Omeros Medical Systems, Inc., Stellar One Corporation, Key Computer Systems, and Coffee Station. Mr. Cable received an M.B.A. from Stanford University and a B.A. from Harvard College.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

         DAVID R. EYRE, PH.D. (age 53) is a founder of the Company and has been a Director since the Company's formation in May 1989. Dr. Eyre currently serves on the Compensation Committee of the Board of Directors. His major research interests include collagen biochemistry, inborn skeletal diseases, cartilage pathology, biochemistry of the intervertebral disc, bone metabolism and osteoporosis. Since 1985, Dr. Eyre has served as the Burgess Professor of Orthopedics at the University of Washington, where he is also an Adjunct Professor of Biochemistry and Oral Biology and a director of the Orthopedic Research Laboratories. Dr. Eyre has previously served as a research scientist at Children's Hospital Medical Center in Boston, Massachusetts, and as a faculty member in the department of biological chemistry at Harvard Medical School. In addition, from 1973 to 1976 Dr. Eyre served on the permanent scientific staff of the Kennedy Institute of Rheumatology in London, England, and as a Research Fellow at Massachusetts General Hospital and Harvard Medical School. Dr. Eyre has published numerous articles on the biochemistry of connective tissue. Dr. Eyre earned his Ph.D. and B.S. in biochemistry from the University of Leeds, England.

       FREDRIC J. FELDMAN, PH.D. (age 58) has been a Director with the Company since April 1997 and currently serves on the Audit Committee of the Board of Directors. Dr. Feldman has served as the President of FJF Associates since 1992, a firm providing management and investment consulting services to venture capital and emerging growth companies in the health care industry. From 1995 to 1996, Dr. Feldman served as the interim Chief Executive Officer of Biex, Inc., a biotechnology company; from 1992 to 1995 as the Chairman of the Board of Directors and Chief Executive Officer of Oncogenetics, Inc., a genetic cancer diagnostic company; and from 1988 to 1992 as President and Chief Executive Officer of Microgenic Corporation, a biotechnology diagnostic company. Dr. Feldman received a Ph.D. and M.S. in chemistry from the University of Maryland and a B.S. in chemistry from Brooklyn College of City University of New York.

         GILBERT S. OMENN, M.D., PH.D. (age 56) was appointed by the Board of Directors on June 2, 1997, and is not running for election as a Director.

COMPENSATION OF DIRECTORS

         The Company pays $1,500 to each Director on a quarterly basis. Each Director is reimbursed actual travel expenses for attendance at regular Board of Directors and committee meetings and $1,500 for each day of meetings attended outside of regularly scheduled Board of Director and committee meetings. Additionally, the Company's nonemployee directors participate in the Company's Amended and Restated Directors Nonqualified Stock Option Plan (the "Directors Plan"). Upon election or appointment to the Board of Directors, nonemployee directors receive a one-time stock option grant to purchase 25,000 shares of Common Stock under the Directors Plan. In addition, each director who is in office the day following any annual meeting of shareholders of the Company (at which meeting such director was re-elected or continued in office) and who has been in office for at least five months prior to such annual meeting, receives an option to purchase 10,000 shares of Common Stock.

         Options granted under the Directors Plan vest in equal installments over a three-year period. Options vest immediately if a director is terminated by reason of death or disability. Options granted under the Directors Plan are exercisable for a period of ten years from the date of grant. Vested options terminate 90 days after a director's termination as a director of the Company for any reason other than death or disability, and one year after termination upon death or disability. The exercise price of options granted under the Directors Plan is the fair market value of the Common Stock on the date of grant. Upon exercise, the exercise price may be paid immediately in cash, by delivering to the Company shares of Common Stock previously held by such director, having shares withheld from the amount of shares of Common Stock to be received by the director, or delivering an irrevocable subscription agreement obligating the director to take and pay for the shares of Common Stock to be purchased within one year of the date of exercise.

         In addition, Mr. Cable was granted a nonqualified stock option to purchase 25,000 shares of Common Stock at an exercise price of $2.38 on June 25, 1997, outside the Directors Plan, but upon the same terms as contained in the Directors Plan, in recognition of his past and future services as Chairman of the Board of Directors.

         CONSULTING AGREEMENTS WITH DIRECTORS. The Company has entered into a consulting agreement with Dr. Eyre for assistance with the urinary assay for measuring bone resorption and osteoclast colony stimulating factor technologies. The agreement provides for the payment of $6,000 per month by the Company to Dr. Eyre, plus expenses. During the year ended December 31, 1997, the Company paid Dr. Eyre $72,000 pursuant to the agreement.

         During the year ended December 31, 1997, the Company paid Dr. Feldman $4,000 for consulting on marketing issues.

BOARD COMMITTEES

         The Company's Board of Directors has standing Audit, and Compensation Committees.

         The Audit Committee currently consists of Messrs. Feldman and Trimmer and Dr. Evans. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, and reviews and evaluates the Company's internal control functions. The Audit Committee met one time during 1997.

         The  Compensation  Committee  currently  consists of Messrs.  Cable and
Phelps and Dr. Eyre. The Compensation Committee administers the Company's employee stock option plans and is responsible for determining the compensation of the executive officers and consultants of the Company. The Compensation Committee met six times in 1997.

BOARD MEETINGS

         During 1997, there were ten meetings of the Board of Directors and each director attended at least 75% of the aggregate number of Board meetings and meetings of committees on which he or she served.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The  following  table  sets  forth  certain  information   regarding  the
beneficial ownership of the Common Stock as of March 31, 1998, by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each Director and nominee for Director; (iii) each Named Executive Officer; and (iv) all Directors and executive officers of the Company as a group.


    NAME OF BENEFICIAL                NUMBER          PERCENTAGE BENEFICIALLY
         OWNER                      OF SHARES (1)            OWNED (2)
         -----                     --------------            ---------
Wisconsin Investment Board  (5)       839,000                  6.61%
P.O. Box 7842
Madison, WI   53707

Mochida Pharmaceutical, Co., Ltd.     736,842                  5.80%
Y.S. Building
9 San-Eicho, Shinjuku-ku
Tokyo 160, Japan

Shaw Venture Partners                 642,935                  5.06%
400 S.W. 6th Ave.
Suite 1100
Portland, OR  97204

Thomas A. Bologna  (6)                165,810                  1.31%

Thomas J. Cable  (4)                1,047,570                  8.25%

Elisabeth L. Evans, M.D.                3,083                   *

David R. Eyre, Ph.D.  (3)           1,473,500                 11.61%

Fredric J. Feldman, Ph.D.  (8)         10,333                   *

Gilbert S. Omenn, M.D., Ph.D.           -                       -

Gregory D. Phelps  (8)                 16,667                   *

John H. Trimmer                         -                       -

Thomas F. Broderick  (7)               30,670                   *

Robert M. Littauer  (9)                50,004                   *

Jeffrey J. Miller, Ph.D.                -                       -

William K. Strelke  (10)               42,838                   *

John Wynne                              -                       -

All directors and executive
officers as a group                 2,873,277                 22.63%
(thirteen persons)  (11)

* - Less than 1 %
-------

(1) Unless otherwise indicated in the footnotes to this table, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.
(2) Percentage of beneficial ownership is based on 12,696,250 shares of Common Stock outstanding as of March 31, 1998.
(3) Includes 560,000 shares held in trust for the benefit of Dr. Eyre's children and 62,500 shares subject to stock options that are exercisable within 60 days of March 31, 1998.


(4) Includes 991,070 shares held by CH Partners IV Limited Partnership ("CH IV"), a venture capital fund of which Mr. Cable is a general partner.
       Under  federal   securities   laws,  Mr.  Cable  may  be  deemed  to  own
       beneficially all the shares held by CH IV. In addition, the number of shares includes 25,000 shares subject to fully vested stock options that are exercisable within 60 days of March 31, 1998.
(5) Based on publicly available information filed with the S.E.C. on Form 13g on January 22, 1998.
(6) Includes 145,810 shares subject to stock options that are exercisable within 60 days of March 31, 1998.
(7) Includes 16,670 shares subject to stock options that are exercisable within 60 days of March 31, 1998.
(8) Includes 8,333 shares subject to stock options that are exercisable within 60 days of March 31, 1998.
(9) Represents shares subject to stock options that are exercisable within 60 days of March 31, 1998.
(10) Includes 42,238 shares subject to stock options that are exercisable within 60 days of March 31, 1998.
(11) Includes 399,724 shares subject to stock options that are exercisable within 60 days of March 31, 1998.


                             EXECUTIVE COMPENSATION


         EXECUTIVE COMPENSATION. The following table sets forth certain information regarding compensation paid during the years ended December 31, 1997, 1996 and 1995 to (i) the Company's Chief Executive Officer, (ii) each of the Company's executive officers who earned more than $100,000 in 1997, and
(iii) two former executive officers who earned more than $100,000 in 1997 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                --------------------------------   --------------------------
                                       ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                --------------------------------   --------------------------

                                                                             AWARDS
                                                                           -----------
 NAME AND PRINCIPAL                              OTHER ANNUAL        SECURITIES UNDERLYING        ALL OTHER
    POSITION            YEAR    SALARY    BONUS  COMPENSATION (6)          OPTIONS (#)           COMPENSATION
    --------            ----    ------    -----  ---------------          -----------            ------------
Thomas A. Bologna,      1997   $126,000  $50,000                             700,000               $46,700 (10)
President and Chief
Executive Officer  (1)

Thomas F. Broderick,    1997   $150,000                                      200,000 (7)
Vice President,         1996   $ 95,000                                       30,000
Patent and General
Counsel  (2)

Robert M. Littauer,     1997   $201,000                                      150,000
Senior Vice             1996   $ 51,000                                         -
President, Finance
and Administration
and
Secretary  (3)


William K. Strelke,     1997   $129,000               -                       70,000 (8)
Vice President, Sales   1996   $125,000            $24,000                    12,500
                        1995   $124,000            $36,000                    20,000

Jeffrey J. Miller,      1997   $150,000                                      150,000              $100,000 (11)
Former Senior Vice      1996   $ 51,000                                         -                      -
President, Corporate
Development and
Secretary (4)

John Wynne, Former      1997   $121,000                                       50,000 (9)            $7,000 (12)
Vice President,         1996   $ 6,000                                          -                      -
European Operation(5)
-------

(1)   Joined the Company in July 1997.
(2)   Joined the Company in April 1996.
(3)   Joined the Company in September 1996.
(4)   Joined the Company in September 1996 and resigned in October 1997.


(5)   Joined the Company in December 1996 and resigned in December 1997.
(6)   Represents commissions earned.
(7)   Includes 80,000 shares that were repriced during 1997.
(8)   Includes 70,000 shares that were repriced during 1997.
(9)   Includes 25,000 shares that were repriced during 1997.
(10) Represents $46,000 for relocation and commuting expenses and $700 for insurance premiums paid on behalf of Mr. Bologna.
(11) Represents severance paid in connection with resignation under a Release and Separation agreement. See "Employment, Termination and Change of Control Agreements" on page 11 of this Proxy Statement for further information.
(12)  Represents relocation expenses paid during 1997.


       OPTION GRANTS IN 1997. The following table sets forth certain information regarding stock options granted to the Named Executive Officers during the year ended December 31, 1997.


                              OPTION GRANTS IN 1997

-----------------------------------------------------------------------------
                                INDIVIDUAL GRANTS
-----------------------------------------------------------------------------
                                                                                            POTENTIAL
                                                                                         REALIZABLE VALUE
                         SHARES      PERCENTAGE                                          AT ASSUMED ANNUAL
                       UNDERLYING     OF TOTAL                                                RATES
                         OPTIONS      OPTIONS     EXERCISE                                OF STOCK PRICE
                        GRANTED      GRANTED TO   PRICE PER   EXPIRATION                 APPRECIATION FOR
    NAME                  (#)        EMPLOYEES    SHARE (3)    DATE (4)                    OPTION TERM
    ----                 -----       ---------    ---------    --------                    ------------

                                                                                         5%             10%
                                                                                         --             ---
Thomas A. Bologna        700,000       34.43%      $3.13       7/16/2007            $ 1,377,908    $ 3,491,890
Thomas F. Broderick       20,000         .98%      $5.75       2/14/2007            $    72,323    $   183,280
                          30,000 (1)    1.48%      $5.75       2/14/2007            $   108,484    $   274,921
                          50,000        2.46%      $3.13       7/16/2007            $    98,422    $   249,421
                          50,000        2.46%      $3.94       9/18/2007            $   123,892    $   313,967
                          20,000 (2)     .98%      $3.75       9/16/2007            $    47,167    $   119,531
                          30,000 (2)    1.48%      $3.75       9/16/2007            $    70,751    $   179,296
Robert M. Littauer       150,000        7.38%      $2.13       9/30/2006            $   200,932    $   509,201
William K. Strelke        12,500 (1)     .61%      $5.75       2/14/2007            $    45,202    $   114,550
                          12,500 (2)     .61%      $3.75       9/16/2007            $    29,479    $    74,707
                          45,000 (1)    2.21%      $3.75       9/16/2007            $   106,126    $   268,944
Jeffrey J. Miller        150,000        7.38%      $2.13       9/30/2006            $   200,932    $   509,201
John Wynne                25,000        1.23%      $5.63       12/9/2006            $    88,517    $   224,319
                          25,000 (2)    1.23%      $3.75       9/16/2007            $    58,959    $   149,413
----------

(1) This option agreement was granted in exchange for an option granted in previous years. See Stock Options Repriced in 1997 of this Proxy Statement for further information.
(2) This option agreement was granted in exchange for an option granted in February 1997. See Stock Options Repriced in 1997 of this Proxy Statement for further information.
(3) The exercise price equals the fair market value on the date of grant based on the closing price of the Common stock as reported by the Nasdaq Stock Market.
(4) Options have terms of ten years from the date of grant and become exercisable generally over a period of four years. Upon the occurrence of certain business transactions, the exercisability of the options are accelerated.

       OPTION EXERCISES AND YEAR-END OPTION VALUES FOR 1997. The following table sets forth certain information regarding options exercised during 1997 by the Named Executive Officers and the value of such persons' unexercised options as of December 31, 1997.


                       AGGREGATED OPTION EXERCISES IN 1997
                        AND FISCAL YEAR-END OPTION VALUES


                                                               NUMBER OF                          VALUE OF
                                                                SHARES                           UNEXERCISED
                                                              UNDERLYING                           IN-THE-
                            SHARES                            UNEXERCISED                           MONEY
                           ACQUIRED       VALUE               OPTIONS AT                         OPTIONS AT
                          ON EXERCISE   REALIZED                FISCAL                             FISCAL
             NAME              #          ($) (1)              YEAR END                         YEAR END (2)
             -----           -----       -------               --------                         ------------

                                                       EXERCISABLE    UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
                                                       -----------    -------------    -----------       -------------
Thomas A. Bologna              -            -            72,916          627,084            -                  -
Thomas F. Broderick            -            -            11,458          138,542            -                  -
Robert M. Littauer             -            -            37,500          112,500          18,750             56,250
William K. Strelke             -            -            30,156          39,844             -                  -
Jeffrey J. Miller           60,000       $30,000            -               -               -                  -
John Wynne                     -            -             1,563          23,437             -                  -

------

(1) Dr. Miller's value realized was based on an average $2.63 market price of the Company's Common Stock on the dates of exercise minus the per share price, multiplied by the number of shares exercised.
(2) Based on the $2.63 closing price of the Company's Common Stock on December 31, 1997, as reported by the Nasdaq Stock Market, minus the per-share exercise price, multiplied by the number of shares underlying the option.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       During 1997, the Company's Compensation Committee consisted of Messrs. Cable and Phelps and Dr. Eyre, all of whom were nonemployee directors. To the Company's knowledge, no member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

       Mr. Cable is Chairman of the Board of Trustees of the Washington Research Foundation (the "WRF"), a not-for-profit licensing agency dedicated to the transfer to the private sector of technology developed at the University of Washington (the "University"). During the year ended December 31, 1997, the Company incurred approximately $123,000 in patent legal expenses on behalf of the WRF and $80,000 in royalties for OSTEOMARK-registered trademark- kit revenue in accordance with the Company's worldwide exclusive license agreements with the WRF for the urinary assay for measuring bone resorption and osteoclast colony stimulating factor technologies.

         Dr. Eyre has been the Burgess Professor of Orthopedics at the University since 1985. The Company has entered into two research agreements with the University extending through December 31, 1999. Pursuant to these agreements, the Company is obligated to fund certain research activities conducted by Dr. Eyre and one other research group at the University. During the year ended December 31, 1997, the Company paid the University approximately $499,000 under these agreements. The Company has also entered into an agreement with Dr. Eyre for research and consulting services. See "Compensation of Directors - Consulting Agreements with Directors" on pages 3-4 of this Proxy Statement for further information.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors (the "Committee") is responsible for determining the compensation of the executive officers of the Company. The Committee is comprised of three nonemployee directors. In making its determinations, the Committee relies on input from compensation consultants and industry surveys, and reviews appropriate decisions with all nonemployee directors who constitute a majority of the full Board of Directors.

       EXECUTIVE COMPENSATION POLICY. The Company's executive compensation program reflects the policy that executives' rewards should be structured to closely align their interests with those of the shareholders. The program emphasizes stock-based incentives, and extends these concepts beyond the executive officer population to all of the Company's full-time employees in the interest of motivation, teamwork, and fairness. The Company's executive compensation programs are designed to attract and retain experienced and well-qualified executive officers who will enhance the performance of the Company and build shareholder value. The Company's executive compensation program generally includes two components: base salary and stock options.

       In setting the compensation level for executive officers, the Committee is guided by the following considerations:

       o compensation levels should be competitive with compensation generally being paid to executives in the biotechnology and diagnostic industries to ensure the Company's ability to attract and retain superior executives;
       o a significant portion of executive officer compensation should be paid in the form of equity-based incentives to link closely shareholder and executive interests and to encourage stock ownership by executive officers; and
       o each individual executive officer's compensation should reflect the performance of the Company as a whole and the performance of the executive officer.

       BASE SALARY. An executive officer's base salary is determined by the Company's overall performance, the responsibility of the particular position, and an assessment of the person's performance against individual responsibilities and objectives, including, where appropriate, the impact of such performance on the business results of the Company. The Committee also may consider nonfinancial indicators including, but not limited to, strategic developments for which an executive officer has responsibility, intangible elements of managerial performance and levels of compensation to maintain competitive levels with similar companies in the biotechnology and diagnostic industries. The companies surveyed for compensation levels include some of the companies in the Hambrecht & Quist Healthcare Index. Generally, unless special circumstances apply, the Committee sets executive salaries at or near the midpoint of the range indicated by the surveys depending on the applicable experience level of the executive officer and subject to minimum salaries established in any employment agreement with the executive. See "Employment, Termination and Change of Control Agreements" of this Proxy Statement for further information. Executive officer salaries are reviewed annually and adjusted each calendar year based on the above information and taking into consideration industry compensation based on a survey report published by Radford and Associates, an independent consulting group.

       STOCK OPTIONS. The Company grants a stock option in connection with an executive's initial employment with the Company. In making such grants the Committee evaluates the long-term incentive packages offered to the Company's executives in relation to the long-term incentive packages offered by other biotechnology and diagnostic companies that the Committee considers to be in the Company's peer group. These option grants reflect the Committee's policy of encouraging long-term performance and promoting executive retention while further aligning management's and shareholders' interests in the performance of the Company's Common Stock. Through 1996, it was the Company's policy to grant stock options annually to executives and other employees. The Company ended this policy in 1997 but may, from time to time, grant stock options to executives other than in connection with their initial employment.

       COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Mr. Bologna's employment with the Company began in July 1997. The Compensation Committee set Mr. Bologna's compensation to be competitive with base salaries paid to other executives in the biotechnology industry with similar responsibilities and seniority. Pursuant to an employment agreement with the Company, his compensation consisted of a minimum annual base salary of $275,000, a bonus of $50,000 and $46,000 for reimbursement of reasonable expenses associated with (i) recurring travel from California to Washington State, and (ii) expenses associated with an apartment in Washington. Mr. Bologna also received an option for the purchase of 700,000 shares. See "Employment, Termination and Change of Control Agreements" on page 11 of this Proxy Statement for further information.

       COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally disallows a tax deduction to publicly held companies for annual compensation in excess of $1 million earned by the chief executive officer or any of the other four most highly compensated officers. The deduction limit does not apply, however, to performance-based compensation that satisfies certain requirements. The Committee's policy is generally to provide executive compensation that is fully deductible by the Company for income tax purposes. No executive officer of the Company earned or is expected to earn compensation in excess of $1 million in 1998 that would not qualify as performance-based compensation. The Company's stock option plan is not currently qualified as performance-based.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                ------------------------------------------------
                         Mr. Gregory D. Phelps, Chairman
                               Mr. Thomas J. Cable
                                Dr. David R. Eyre


STOCK OPTIONS REPRICED IN 1997

Stock options are a regular component of the employee compensation program. Option grants reflect the Company's policy of encouraging long-term performance and promoting employee retention while further aligning employees' and shareholders' interests in the performance of the Company's Common Stock. The Company believes stock options having exercise prices substantially higher than the current market value of the underlying common stock provide a disincentive and negatively impact employee morale and motivation.

       In February 1997, the Board of Directors offered to exchange outstanding options granted in 1996 at exercise prices between $8.75 and $14.00 for options with an exercise price of $5.75, the fair market value of the underlying Common Stock on the repricing date. In September 1997 the Board of Directors offered to reprice any outstanding options to $3.75, the fair market value of the Common Stock at that time. The September 1997 repricing was offered in return for the employee agreeing that previous vesting of options to be repriced would be eliminated and vesting would begin as of the repricing date. Certain optionees chose not to reprice their options. In January 1998, the Board of Directors adopted a policy that the Company will not grant stock options having lower exercise prices in exchange for the cancellation of outstanding stock options having higher exercise prices, unless the shares for such stock options that are canceled are no longer available for grant, or otherwise reprice such outstanding stock options to a lower exercise price, without the approval of shareholders.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                ------------------------------------------------
                         Mr. Gregory D. Phelps, Chairman
                               Mr. Thomas J. Cable
                                Dr. David R. Eyre

       The following table sets forth certain information regarding options repriced during 1997 for the Named Executive Officers during the past ten fiscal years.


                           TEN-YEAR OPTION REPRICINGS


                                                                                        LENGTH OF
                                                                                        ORIGINAL
                                      NUMBER OF      MARKET                            OPTION TERM
                                        SHARES      PRICE OF     EXERCISE              REMAINING AT
                                      UNDERLYING    STOCK AT     PRICE AT      NEW       DATE OF
                          DATE OF      OPTIONS       TIME OF      TIME OF    EXERCISE   REPRICING
    NAME/TITLE           REPRICING     REPRICED     REPRICING    REPRICING    PRICE      (YEARS)
    ----------           ---------     --------     ---------    ---------   --------    -------
Thomas A. Bologna            -            -             -            -          -           -
Thomas F. Broderick       2/14/97       30,000        $5.75       $14.00      $5.75        9.2
                          9/16/97       30,000        $3.75        $5.75      $3.75        9.4
                          9/16/97       20,000        $3.75        $5.75      $3.75        9.4
Robert M. Littauer           -            -             -            -          -           -
William K. Strelke        2/14/97       12,500        $5.75       $10.75      $5.75        9.4
                          9/16/97       20,000        $3.75        $8.75      $3.75        7.6
                          9/16/97       12,500        $3.75        $5.75      $3.75        9.4
Jeffrey J. Miller            -            -             -            -          -           -
John Wynne                9/16/97       25,000        $3.75        $5.63      $3.75        9.4


EMPMPLOYMENT, TERMINATION AND CHANGE OF CONTROL AGREEMENTS

       EMPLOYMENT AGREEMENT WITH THE CHIEF EXECUTIVE OFFICER. In July 1997, Mr. Bologna entered into an employment agreement with the Company that provides for an initial annual base salary of $275,000 and the grant of a stock option for 700,000 shares of common stock vesting over four years. The base salary will be increased effective on the first anniversary of employment by not less than 10% of the initial base salary and, thereafter, further increase to the base salary will be determined by the Board of Directors. Pursuant to the employment agreement, Mr. Bologna received a bonus of $50,000 for services rendered through December 31, 1997, of which $25,000 was paid during 1997 and $25,000 was paid in January 1998.

       The Company has obtained term life insurance on Mr. Bologna, which provides for payment to Mr. Bologna's family in the event of his death of an amount equal to his annual base salary. During the term of Mr. Bologna's employment, the Company will also reimburse Mr. Bologna for or pay directly the reasonable expense of (i) recurring travel from California to Washington State, and (ii) expenses associated with an apartment in Washington. To the extent the reimbursement for living expenses or direct payment shall be treated as taxable income, Mr. Bologna shall receive a "gross up bonus" to compensate for any and all income taxes that Mr. Bologna may be required to pay with respect to such reimbursement and gross up bonus.

       The employment agreement is terminable at will by either party. In the event that the Board of Directors terminates Mr. Bologna's employment without cause, Mr. Bologna will be entitled to all accrued compensation and Company benefits as well as the then existing base salary Mr. Bologna would have received if his employment had continued for 12 months from the date of termination. If such termination occurs without cause in connection with or at any time following a change in control (as defined in the Company's Amended and Restated 1994 Stock Option Plan), Mr. Bologna shall be entitled to a lump sum payment equal to two years' base salary, plus a bonus of 30% of such amount.

       RELEASE AND SEPARATION AGREEMENT WITH FORMER SENIOR VICE PRESIDENT, CORPORATE DEVELOPMENT AND SECRETARY. On October 1, 1997 the Company entered into a Release and Separation Agreement with Jeffrey J. Miller, Ph.D. Under the agreement, Dr. Miller received an amount equivalent to his regular salary and coverage under the Company's insurance program through March 31, 1998.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and change in ownership with the Securities and Exchange Commission ("SEC") and with the National Association of Securities Dealers, Inc. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

         To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were compiled during the fiscal year ending December 31, 1997, except the following: Dr. Evans was appointed to the Board of Directors in June 1997 and did not file a Form 3 until January 1998, and Messrs. Feldman and Trimmer were appointed to the Board of Directors in April 1997 and June 1997, respectively, and did not file their Form 3's until August 1997.


                                PERFORMANCE GRAPH


   COMPARISON OF THE CUMULATIVE TOTAL RETURN ON COMMON STOCK DURING THE PERIOD
    FROM JANUARY 25, 1995 (WHEN THE COMPANY'S STOCK BEGAN PUBLIC TRADING) TO
       DECEMBER 31, 1997 AMONG OSTEX INTERNATIONAL, INC., THE NASDAQ U.S.
            STOCK MARKET, AND THE HAMBRECHT & QUIST HEALTHCARE INDEX.

                      [PERFORMANCE GRAPH FILED SEPARATELY]

----------------------------------------------------------------------------------------------------------------------
                            1/25/95  3/95  6/95  9/95  12/95   3/96   6/96   9/96  12/96   3/97   6/97   9/97  12/97
----------------------------------------------------------------------------------------------------------------------
Ostex International, Inc.     100     99   245   236    203    168    111     84     58     39     25     38     28
----------------------------------------------------------------------------------------------------------------------
Nasdaq U.S. Stock Market      100    108   123   138    140    146    158    164    172    162    192    225    211
----------------------------------------------------------------------------------------------------------------------
Hambrecht & Quist
Healthcare Index              100    109   117   144    166    169    159    172    171    164    191    201    198
----------------------------------------------------------------------------------------------------------------------

The above graph assumes $100 invested on January 25, 1995 in the Common Stock, the Nasdaq U.S. Stock Market and the Hambrecht & Quist Healthcare Index with all dividends reinvested. The Company has not paid cash dividends on its Common Stock. Stock performance shown in the above graph for the Common Stock is historical and not necessarily indicative of future price performance.

                                   PROPOSAL 2:
                      RATIFICATION OF SELECTION OF AUDITORS


         The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1998, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since the Company's inception in 1989. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Shareholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board of Directors is submitting the selection of Arthur Andersen LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY.


                            PROPOSALS OF SHAREHOLDERS

         Shareholder proposals or nominations for Members to the Board of Directors to be presented at the Company's 1999 Annual Meeting of Shareholders and to be included in the Company's Proxy Statement relating to such meeting must be received in writing by the Company no later than December 2, 1998, with information regarding such proposal or nominee. Such proposals or nominations should be directed to the Secretary of the Company, 2203 Airport Way South, Suite 400, Seattle, Washington 98134.

                                 OTHER BUSINESS

         The Board of Directors does not intend to bring any other business before the Annual Meeting, nor is the Board aware of any other matter to be brought before the Annual Meeting, except as specified in the Notice of Annual
Meeting of Shareholders. However, as to any other business that may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereto, in accordance with the judgment of the persons voting such proxies.


                                  ANNUAL REPORT

         A copy of the Company's 1997 Annual Report to Shareholders is enclosed.

                                  By Order of the Board of Directors

                                  /S/ ROBERT M. LITTAUER

                                  Robert M. Littauer
                                  SECRETARY

Seattle, Washington
March 31, 1998